CONFORMED COPY


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K



                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                     The Securities Exchange Act of 1934



Date of Report               November 20, 1997
                      (Date of earliest event reported)

                        CHRYSLER FINANCIAL CORPORATION

            (Exact name of registrant as specified in its charter)


State of Michigan                   I-5966                 38-0961430
(State or other jurisdiction       (Commission           (IRS Employer
of incorporation)                    File No.)           Identification No.)


               27777 Franklin Road., Southfield, Michigan 48034
                   (Address of principal executive offices)



Registrant's telephone number, including area code (248)948-3067



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Item 5. Other Events.

        On October 10, 1997, the registrant's parent, Chrysler Corporation, released its financial statements for nine months ended September 30, 1997. Chrysler reported earnings before income taxes of $726 million for the third quarter of 1997, compared with $1,111 million for the third quarter of 1996. For the first nine months of 1997, Chrysler reported earnings before income taxes of $3,241 million, compared with $4,501 million for the first nine months of 1996. Net earnings for the third quarter of 1997 were $441 million, or $0.65 per common share, compared with $680 million, or $0.93 per common share, for the third quarter of 1996. Net earnings for the first nine months of 1997 were $1,953 million, or $2.83 per common share, compared with $2,722 million, or $3.65 per common share, for the first nine months of 1996.

        Earnings for the third quarter and first nine months of 1997 include a $41 million charge ($25 million after taxes) for costs related to the decision to discontinue Chrysler's Eagle brand at the end of the 1998 model year. Earnings for the third quarter and first nine months of 1996 included a charge of $88 million ($55 million after taxes) for costs associated with a voluntary early retirement program for certain salaried employees. Earnings for the first nine months of 1996 also included a gain of $101 million ($87 million after taxes) from the sale of Electrospace Systems, Inc. and Chrysler Technologies Airborne Systems, Inc., and a charge of $65 million ($100 million after taxes) related to a write-down of Thrifty Rent-A-Car System, Inc.

        The decrease in earnings for the third quarter and first nine months of 1997 compared with the third quarter and first nine months of 1996 primarily reflects a decrease in vehicle shipments and an increase in average sales incentives per vehicle, partially offset by lower profit-based employee compensation costs. Chrysler's worldwide vehicle shipments in the third quarter and first nine months of 1997 were 605,356 units and 2,125,048 units, respectively, compared with 650,529 units and 2,205,474 units, respectively, in the third quarter and first nine months of 1996. The decrease in vehicle shipments for the third quarter of 1997 is primarily related to lower shipments of Dodge Intrepid and Chrysler Concorde sedans and Neon compact cars. The lower Intrepid and Concorde shipments are primarily related to the changeover to Chrysler's all-new Intrepid and Concorde sedans which began in the third quarter of 1997. The decrease in shipments for the first nine months of 1997 also reflects lower shipments of Jeep(R) Grand Cherokees and Dodge Ram pickup trucks resulting primarily from the unfavorable impact of a 29-day strike that temporarily shut down seven of Chrysler's assembly plants and certain automotive component operations during the second quarter of 1997. Also, the increase in average sales incentives per vehicle and lower vehicle shipments reflect an increasingly competitive environment resulting primarily from new product offerings from competitors and greater flexibility in vehicle pricing by Japanese manufacturers who have benefited from currency exchange rate changes between the Japanese yen and U.S. dollar.

Item 7.     Financial Statements, Pro Forma Financial Information and
            ---------------------------------------------------------
            Exhibits.
            ---------

        Listed below are the financial statements, pro forma financial information and exhibits, if any, filed as part of this Report;

        (a) Financial statements of businesses acquired:      None

        (b) Pro forma financial information:    None

        (c) Exhibits:     None

                                  SIGNATURES
                                  ----------


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    CHRYSLER FINANCIAL CORPORATION



Date: November 20, 1997             By:/s/ Byron C. Babbish
                                       ---------------------
                                           Byron C. Babbish
                                           Assistant Secretary